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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

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
                                               STATE OR OTHER JURISDICTION OF
           NAME                                INCORPORATION OR ORGANIZATION
1.  ClassroomDirect.com, LLC                             Delaware

2.  Childcraft Education Corp.                           New York

3.  Bird-in-Hand Woodworks, Inc.                        New Jersey

4.  Sportime Acquisition Inc.                            Delaware

5.  Sportime, LLC                                        Delaware

6.  SSI Acquisition Subsidiary, Inc.                     Delaware

7.  Global Video, LLC                                    Wisconsin

8.  JuneBox.com, Inc.                                    Wisconsin

9.  New School, Inc.                                     Delaware
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